                                                                     EXHIBIT 2.2


================================================================================

                             DISTRIBUTION AGREEMENT

                                     BETWEEN

                               CENTEX CORPORATION

                                       AND

                       CENTEX CONSTRUCTION PRODUCTS, INC.




                                  JULY 21, 2003


================================================================================

                                TABLE OF CONTENTS

                                                                                                     Page
                                                                                                     ----
ARTICLE I. DEFINITIONS.................................................................................2
   SECTION 1.1       Certain Definitions...............................................................2
   SECTION 1.2       Other Defined Terms...............................................................8
ARTICLE II. THE DISTRIBUTION AND CASH DIVIDEND.........................................................9
   SECTION 2.1       The Distribution..................................................................9
   SECTION 2.2       The Cash Dividend................................................................14
   SECTION 2.3       Declaration Date; Further Assurances.............................................16
ARTICLE III. REPRESENTATIONS AND WARRANTIES...........................................................17
   SECTION 3.1       Representations and Warranties of CXP............................................17
   SECTION 3.2       Representations and Warranties of Centex.........................................18
ARTICLE IV. COVENANTS.................................................................................19
   SECTION 4.1       Access to Information............................................................19
   SECTION 4.2       Confidentiality..................................................................20
   SECTION 4.3       Litigation Cooperation...........................................................20
   SECTION 4.4       No Solicitation..................................................................21
   SECTION 4.5       Certain Post-Distribution Transactions...........................................22
   SECTION 4.6       Public Announcements.............................................................23
   SECTION 4.7       Required Consents................................................................23
   SECTION 4.8       Stockholder Rights Plan..........................................................23
ARTICLE V. INDEMNIFICATION............................................................................24
   SECTION 5.1       Indemnification by CXP...........................................................24
   SECTION 5.2       Indemnification by Centex........................................................25
   SECTION 5.3       Procedures for Indemnification...................................................26
   SECTION 5.4       Subrogation......................................................................28
   SECTION 5.5       Remedies Not Exclusive...........................................................28
   SECTION 5.6       Indemnification Payments.........................................................28
ARTICLE VI. MISCELLANEOUS.............................................................................28
   SECTION 6.1       Notices..........................................................................28
   SECTION 6.2       Interpretation...................................................................30
   SECTION 6.3       Amendments; No Waivers...........................................................30
   SECTION 6.4       Assignment.......................................................................30
   SECTION 6.5       Successors and Assigns...........................................................30
   SECTION 6.6       Governing Law....................................................................31
   SECTION 6.7       Counterparts; Effectiveness......................................................31
   SECTION 6.8       Exhibits and Schedules...........................................................31
   SECTION 6.9       Entire Agreement.................................................................31
   SECTION 6.10      Severability.....................................................................31
   SECTION 6.11      Termination......................................................................32
   SECTION 6.12      Survival of Agreements...........................................................32
   SECTION 6.13      Expenses.........................................................................32

EXHIBITS
Exhibit A - Form of Administrative Services Agreement
Exhibit B - Form of Intellectual Property Agreement
Exhibit C - Form of Sublease Agreement

                             DISTRIBUTION AGREEMENT

         This DISTRIBUTION AGREEMENT, dated as of July 21, 2003 (this "Agreement"), is made between CENTEX CORPORATION, a Nevada corporation ("Centex"), and CENTEX CONSTRUCTION PRODUCTS, INC., a Delaware corporation ("CXP").

                                   WITNESSETH:

         WHEREAS, as of the date hereof, Centex owns 11,962,304 shares of Common Stock, par value $.01 per share, of CXP ("Common Stock"), representing approximately 65% of the outstanding shares of such class;

         WHEREAS, prior to the date upon which the Reclassification (as hereinafter defined) is consummated, Centex will contribute 9,220,000 shares of Common Stock (the "Contributed Shares") to ARG Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Centex ("Merger Sub") and will continue to own 2,742,304 shares of Common Stock (the "Additional Shares");

         WHEREAS, concurrently with the execution hereof, CXP, Centex and Merger Sub are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended from time to time, the "Merger Agreement"), pursuant to which, among other things, Merger Sub will merge with and into CXP (the "Merger"), with the result that the following changes will be made to the capital stock of CXP and Merger Sub: (i) the Contributed Shares will be canceled and retired with no securities or other consideration issued in exchange therefor; (ii) all of the outstanding shares of common stock of Merger Sub will be converted into an aggregate of 9,220,000 shares (the "Class B Shares") of a new class of common stock of the Company to be designated as Class B Common Stock, par value $.01 per share ("Class B Common Stock"), which class will be entitled to elect at least 85% of the members of the Board of Directors of CXP and will in all other respects be identical to the Common Stock; and (iii) all other shares of Common Stock held by the stockholders of CXP, including the Additional Shares, will remain issued and outstanding (such changes, as they relate to the capital stock of CXP, being referred to herein as the "Reclassification");

         WHEREAS, the Board of Directors of Centex has determined that it is desirable and in the best interests of Centex and its stockholders to distribute the Class B Shares and all shares of Common Stock owned by Centex on the Distribution Date (as hereinafter defined) (collectively, the "Distributable Shares"), on the terms and subject to the conditions set forth in this Agreement, to the holders of record of the Common Stock, par value $.25 per share ("Centex Common Stock"), of Centex as of the Distribution Record Date (as hereinafter defined) (the "Distribution");

         WHEREAS, upon the terms and subject to the conditions of this Agreement, the Board of Directors of CXP shall declare the Cash Dividend (as hereinafter defined), payable on a pro rata basis to the holders of record of Common Stock as of the Cash Dividend Record Date (as hereinafter defined);

         WHEREAS, the Cash Dividend shall be paid prior to the consummation of the Reclassification and the Distribution;

         WHEREAS, Centex has submitted a request for a ruling (as it may be amended from time to time, the "Ruling Request") from the IRS (as hereinafter defined) confirming that the Distribution will be a tax-free distribution within the meaning of Section 355 of the Code (as defined herein); and

         WHEREAS, each of Centex and CXP desire to set forth their agreement as to the principal corporate transactions required in order to effect the Reclassification, the Cash Dividend, the Distribution and the other Transactions (as hereinafter defined);

         NOW, THEREFORE, in consideration of the premises, the terms and conditions set forth herein, the mutual benefits to be gained from the performance thereof, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I.

                                  DEFINITIONS

         SECTION 1.1 Certain Definitions. The following terms, as used herein, shall have the following meanings:

         "Action" means any suit, action, arbitration, inquiry, investigation or other proceeding of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any arbitrator or Governmental Entity or similar Person or body.

         "Administrative Services Agreement" means the Administrative Services Agreement to be entered into prior to or on the Distribution Date between CXP and Centex Service Company, which agreement shall provide that, for a period of up to two years after the Distribution Date, Centex Service Company shall continue to provide to CXP the same intercompany services that Centex Service Company currently provides to CXP on substantially the same terms as they are currently provided (it being understood that the form, terms and provisions of such agreement shall be mutually agreed upon by the parties and attached as Exhibit A to this Agreement prior to the date the Proxy Statement is mailed to the stockholders of CXP); provided, that the Administrative Services Agreement shall supersede any and all prior administrative services or other agreements between the parties with respect to the subject matter thereof.

         "Affiliate" means, when used with respect to a specified Person, another Person that controls, is controlled by, or is under common control with such Person. As used in this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or other interests, by contract or otherwise.

         "Ancillary Agreements" means all agreements, certificates, deeds, instruments, assignments and other written arrangements (other than this Agreement) entered into between Centex or any of its Affiliates (including Centex Service Company) on the one hand and CXP or any of its Affiliates on the other hand in connection with the Transactions, including the Administrative Services Agreement, the Intellectual Property Agreement and the Sublease Agreement.

         "Assets" means assets, properties and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

         "Business Day" shall mean any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in New York City.

         "Cash Dividend Date" means the close of business on the Business Day next preceding to the Distribution Date.

         "Cash Dividend Record Date" means the close of business on the Business Day next preceding the Distribution Record Date.

         "Centex Business" means each and every business conducted at any time prior to, on or after the Distribution Date by Centex or any current, former or future Subsidiary of Centex (other than CXP and its Subsidiaries), whether or not such Subsidiary is a Subsidiary of Centex on the date hereof, except for the CXP Business.

         "Centex Group" means Centex and each Person (other than any member of the CXP Group) that is a Subsidiary of Centex immediately prior to the Distribution Date.

         "Centex Indemnitees" means Centex, each member of the Centex Group, each of their respective present and former directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing.

         "Centex Liabilities" means any and all Liabilities whatsoever that arise out of, result from or are related to the operation of the Centex Business or the ownership of the Assets of the Centex Business by Centex, any predecessor entity of Centex (and all predecessors thereto) or any current, former or future Subsidiary of

Centex (other than CXP and its Subsidiaries), whether such Liabilities arise before, on or after the Distribution Date and whether known or unknown, fixed or contingent, and shall include, without limitation:

         (a) any Liabilities for a breach by Centex of any representation, warranty or covenant herein or in the Merger Agreement; and

         (b) any and all Liabilities which CXP incurs as a result of, and to the extent resulting from, information provided by Centex in writing relating to Centex specifically for inclusion in the Proxy Statement (or any Amendment thereto), any other solicitation materials or any oral solicitation of proxies or any report or document filed by CXP with the Commission.

         "Code" means the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder, including any successor legislation.

         "Commission" means the Securities and Exchange Commission.

         "CXP Business" means each and every business conducted at any time prior to, on or after the Distribution Date by CXP or any current, former or future Subsidiary of CXP, whether or not such Subsidiary is a Subsidiary of CXP on the date hereof.

         "CXP Certificate of Incorporation" means the Restated Certificate of Incorporation of CXP as in effect immediately after the Reclassification.

         "CXP Group" means CXP and each Person that is a Subsidiary of CXP immediately prior to the Distribution Date.

         "CXP Indemnitees" means CXP, each member of the CXP Group, each of their respective present and former directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing.

         "CXP Liabilities" means any and all Liabilities whatsoever that arise out of, result from or are related to the operation of the CXP Business or the ownership of the Assets of the CXP Business by CXP, any predecessor entity of CXP (and all predecessors thereto) or any current, former or future Subsidiary of CXP or any such predecessor, whether such Liabilities arise before, on or after the Distribution Date and whether known or unknown, fixed or contingent, and shall include, without limitation:

         (a) any and all Liabilities to which Centex or any of its predecessors or successors may become subject arising from or based upon its status or alleged status as a "controlling person" (as defined under Section 15 of the Securities Act and Section 20 of the Exchange Act) of CXP or a stockholder of CXP relating to (i) the Proxy Statement (or any amendment thereto) or any other solicitation materials or any oral solicitations of proxies (except for liabilities which CXP incurs as a result of, and to the extent resulting from, information provided by Centex in writing relating to Centex specifically for inclusion in the Proxy Statement (or any amendment thereto) or any such other solicitation materials or oral solicitation); or (ii) any other report or document filed by CXP with the Commission at any time before, on or after the Distribution Date (except for liabilities which CXP incurs as a result of, and to the extent resulting from, information provided by Centex in writing relating to Centex specifically for inclusion in such report or document);

         (b) any Liabilities for a breach by CXP of any representation, warranty or covenant herein or in the Merger Agreement; and

         (c) any and all Liabilities which Centex incurs as a result of, and to the extent resulting from, information provided in writing by CXP relating to CXP specifically for inclusion in any proxy or information statement provided by Centex to its stockholders or any related solicitation materials or other similar communications or any report or document filed by Centex with the Commission.

         "Declaration Date" means the date on which (a) the Centex Board of Directors shall authorize and declare the Distribution and (b) the CXP Board of Directors shall authorize and declare the Cash Dividend.

         "DGCL" means the General Corporation Law of the State of Delaware.

         "Distribution Agent" means the distribution agent selected by Centex to effect the Distribution, which may be Centex's stock transfer agent.

         "Distribution Date" means a Business Day determined by the Board of Directors of Centex, which shall be after the payment of the Cash Dividend and the consummation of the Reclassification, for the mailing of certificates evidencing Distributable Shares to stockholders of Centex in the Distribution.

         "Distribution Record Date" means a Business Day determined by the Board of Directors of Centex as the record date for the determination of the holders of record of Centex Common Stock entitled to receive the Distributable Shares in the Distribution.

         "Established Liability" means, with respect to each Centex stockholder, the amount of Tax Liability (including interest and penalties) resulting directly from the Distribution, as evidenced by (i) an amended tax return of such Centex stockholder reflecting the amount of such Tax Liability, together with proof of payment of such amount, or (ii) a deficiency notice received by such Centex stockholder from the IRS setting forth the amount of such Tax Liability, together with proof of payment of such amount.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "Form 8-A" means a registration statement on Form 8-A of CXP pursuant to which the Class B Common Stock is to be registered under the Exchange Act, including all amendments thereto.

         "Governance Proposals" has the meaning set forth in the Merger
Agreement.

         "Governmental Entity" means any federal, state, local, or foreign government or any court, tribunal, administrative agency or commission or other governmental or regulatory authority or agency, domestic, foreign or supranational.

         "Intellectual Property Agreement" means the Intellectual Property Agreement to be entered into prior to or on the Distribution Date between Centex and CXP, which agreement shall provide that (i) prior to the Distribution Date, Centex shall transfer to CXP all of the trademarks and other intellectual property held in the name of Centex that relates primarily or exclusively to the CXP Business and (ii) CXP shall have a limited right to use the "Centex" name in connection with the CXP Business for a mutually agreed period after the Distribution Date in a manner consistent with its current use of such name; provided, however, that corporate name of CXP shall not include the word "Centex" from and after the Distribution Date (it being understood and agreed that the form, terms and provisions of such agreement shall be mutually agreed upon and attached as Exhibit B to this Agreement prior to the date the Proxy Statement is mailed to the stockholders of CXP).

         "IRS" means the Internal Revenue Service.

         "Liabilities" shall mean any and all losses, claims, charges, debts, demands, actions, causes of action, suits, damages, obligations, payments, costs and expenses, sums of money, accounts, reckonings, bonds, specialties, indemnities and similar obligations, exonerations, covenants, contracts, controversies, agreements, promises, doings, omissions, variances, guarantees, make whole agreements and similar obligations, and other liabilities, including all contractual obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any law, rule, regulation, Action, threatened or contemplated Action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorneys' fees and any and all costs and expenses, whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened or contemplated Actions), order or consent decree of any governmental or other regulatory or administrative agency, body or commission or any award of any arbitrator or mediator of any kind, and those arising under any contract, commitment or undertaking, including those arising under this Agreement or the Merger Agreement, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

         "Material Adverse Effect" means, with respect to any Person, any change, effect, event, occurrence or development that is, individually or in the aggregate, materially adverse to the business, operations, assets, liabilities, condition (financial or otherwise), results of operations or prospects of such Person.

         "NYSE" means the New York Stock Exchange, Inc.

         "NYSE Listing Application" shall mean the application to be submitted by CXP to the NYSE for the listing of the Class B Common Stock.

         "Person" means any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

         "Proxy Statement" has the meaning set forth in the Merger Agreement.

         "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "Stockholders Meeting" has the meaning set forth in the Merger
Agreement.

         "Sublease Agreement" means the Sublease Agreement to be entered into prior to or on the Distribution Date between CXP and Centex Service Company, which agreement shall provide that, for a mutually agreed term from and after the Distribution Date, Centex Service Company shall lease to CXP the same office space currently occupied by CXP at the same lease rate as is currently paid by CXP (it being understood that the form, terms and provisions of such agreement shall be mutually agreed upon and attached as Exhibit C to this Agreement prior to the date the Proxy Statement is mailed to the stockholders of
CXP).

         "Subsidiary" means, with respect to any Person, (i) any corporation of which at least a majority of the securities or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors are directly or indirectly owned or controlled by such Person and its Subsidiaries, (ii) any partnership of which such Person or one of its Subsidiaries is a general partner or as to which such Person and its Subsidiaries are entitled to receive at least a majority of the assets upon the liquidation thereof or (iii) any limited liability company of which such Person or one of its Subsidiaries is a manager (or is entitled as a member to exercise management rights over the conduct of the business of such limited liability company) or as to which such Person and its Subsidiaries are entitled to receive at least a majority of the assets upon the liquidation thereof.

         "Tax" or "Taxes" means taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or fees, including income, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, license, payroll, transaction, capital, net worth and franchise taxes, withholding, employment, social security, workers compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes or other governmental taxes imposed or payable to the United States, or any state, county, local or foreign government or subdivision or agency thereof, and in each instance such term shall include any interest, penalties, additions to tax or additional amounts attributable to any such tax.

         "Transaction Agreements" means this Agreement, the Merger Agreement and the Ancillary Agreements.

         "Transactions" means the Reclassification, the Cash Dividend, the Distribution and the other transactions contemplated by the Transaction Agreements.

         SECTION 1.2 Other Defined Terms. The following terms have the meanings assigned to them in the provisions of this Agreement referred to in the table below:

                 TERM                                                      SECTION
                 ----                                                      -------
                 355 Failure                                               5.1(b)
                 Acquisition Proposal                                      4.4(a)
                 Additional Shares                                         Recitals
                 Cash Dividend                                             2.2(a)
                 Centex                                                    Preamble
                 Centex Common Stock                                       Recitals
                 Centex Failure                                            5.2(b)
                 Centex Member                                             5.1(b)
                 Centex Tax Liability                                      5.1(c)
                 Common Stock                                              Recitals
                 CXP                                                       Preamble
                 CXP Failure                                               5.1(b)
                 CXP Member                                                5.2(b)
                 Distribution                                              Recitals
                 Distributable Shares                                      Recitals
                 Final Determination                                       5.3(b)
                 Indemnifying Party                                        5.3(a)
                 Indemnitee                                                5.3(a)
                 IRS Ruling                                                2.1(b)(i)
                 Merger                                                    Recitals
                 Merger Agreement                                          Recitals
                 Merger Sub                                                Recitals
                 Required Consents                                         4.7
                 Ruling Request                                            Recitals

                 TERM                                                      SECTION
                 ----                                                      -------
                 Target Date                                               4.1(c)
                 Tax Claim                                                 5.3(b)
                 Third Party Claim                                         5.3(a)

                                  ARTICLE II.

                       THE DISTRIBUTION AND CASH DIVIDEND

         SECTION 2.1 The Distribution.

         (a) The Distribution. Subject to the conditions set forth in Section 2.1(b), on the Declaration Date, the Board of Directors of Centex shall declare the Distribution. In addition, in order to effect the Distribution, on the Distribution Date, if the Cash Dividend shall have been paid and the Reclassification shall have been consummated and subject to the other conditions set forth in Section 2.1(b), Centex shall cause the Distribution Agent to distribute the Distributable Shares to the holders of record of Centex Common Stock as of the Distribution Record Date, on a pro rata basis and taking into account the provisions of Section 2.1(c). Upon receipt by Centex of certificates representing the Class B Shares as a result of the Reclassification, Centex shall deliver such certificates and its certificate evidencing the Additional Shares to the Distribution Agent. Until such time as the certificates representing the Distributable Shares are mailed to holders of record of Centex Common Stock on the Distribution Record Date or on which fractional Distributable Shares are sold on behalf of such holders, the Distribution Agent shall hold the certificates representing the Distributable Shares on behalf of such holders. Centex shall enter into an agreement with the Distribution Agent in connection with the foregoing, and shall agree, among other things, to reimburse the Distribution Agent for its reasonable costs, expenses and fees in connection with the Distribution.

         (b) Conditions to the Distribution. The obligations of Centex to declare the Distribution on the Declaration Date and to cause the Distribution to be effected on the Distribution Date are subject to the satisfaction or waiver by Centex, as determined by Centex in its sole discretion, of the conditions set forth below (which conditions must be satisfied or waived on or prior to the Declaration Date unless any such condition by its terms can only be satisfied after the Declaration Date, in which case such condition must be satisfied or waived on or prior to the Distribution Date):

                  (i) a private letter ruling from the IRS shall have been obtained, and shall continue in effect, providing that, among other things, the Reclassification and the Distribution will qualify as tax-free transactions for federal income tax purposes under Sections 368(a), 354 and 355 of the Code (the "IRS Ruling"), which ruling shall be in form and substance satisfactory to Centex in its sole discretion; and Centex and CXP shall have complied with all conditions set forth in such ruling that are required to be complied with prior to the Declaration Date and the Distribution Date;

                  (ii) any material governmental approvals and consents necessary for Centex to declare and effect the Distribution and the other Transactions shall have been obtained and shall be in full force and effect;

                  (iii) no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the declaration and effectuation of the Distribution or the consummation of the other Transactions shall be in effect and no other event outside the control of Centex shall have occurred or failed to occur that prevents the lawful declaration and effectuation of the Distribution or the consummation of the other Transactions;

                  (iv) the Distribution and the other Transactions shall be in compliance with applicable federal and state securities and other applicable laws;

                  (v) all of the Required Consents shall have been obtained;

                  (vi) in the case of the obligation to declare the Distribution, (A) all conditions to the payment of the Cash Dividend shall have been satisfied or waived by CXP; (B) the Cash Dividend shall have been declared by the Board of Directors of CXP and (C) no circumstances shall exist that, in the reasonable judgment of Centex, could be expected to prevent the payment of the Cash Dividend prior to the Distribution; and, in the case of the obligation to effect the Distribution, the Cash Dividend shall have been paid to the stockholders of CXP (including Centex);

                  (vii) in the case of the obligation to declare the Distribution, (A) all conditions to the obligations of Centex to consummate the Reclassification set forth in the Merger Agreement (other than the conditions set forth in Section 4.2(d) and the conditions set forth in Section 4.2(e) to the extent it requires that the Cash Dividend have been paid) shall have been satisfied or waived by Centex; and (B) no circumstances shall exist that, in the reasonable judgment of Centex, could be expected to prevent the consummation of the Reclassification immediately prior to the Distribution; and, in the case of the obligation to effect the Distribution, the Reclassification shall have been consummated;

                  (viii) the Form 8-A shall have been filed with the Commission;

                  (ix) the Class B Shares shall have been approved for listing on the NYSE, subject to official notice of issuance;

                  (x) all representations and warranties of CXP set forth in this Agreement and the Merger Agreement that are qualified as to materiality shall be true and correct, and any such representations and warranties that are not so qualified shall be true and correct in all material respects, as of the Distribution Date; and

                  (xi) all covenants to have been performed at or prior to the Distribution Date by CXP pursuant to this Agreement or the Merger Agreement shall have been performed at or prior to the Distribution Date by CXP in all material respects.

The foregoing conditions are solely for the benefit of Centex and shall not give rise to or create any duty on the part of Centex to waive or not waive any such condition.

         (c) Sale of Fractional Shares. Centex shall appoint the Distribution Agent as agent for each holder of record of Centex Common Stock who would otherwise be entitled to receive in the Distribution any fractional Distributable Share. The Distribution Agent shall aggregate all such fractional shares and sell them in an orderly manner after the Distribution Date in the open market and, after completion of such sales, distribute a pro rata portion of the net proceeds from such sales, based upon the gross selling price of all such fractional shares, to each shareholder of Centex who would otherwise have received a fractional share. Centex shall reimburse the Distribution Agent for its reasonable costs, expenses and fees (other than selling expenses) in connection with the sale of fractional Distributable Shares and the distribution of the proceeds thereof in accordance with this Section 2.1(c).

         (d) Other Actions.

                  (i) Centex shall prepare and mail, at such time as determined by Centex, to the holders of Centex Common Stock, such information concerning CXP, its business, operations and management, the Distribution and the tax consequences thereof and such other matters as Centex shall reasonably determine or as may be required by law. Centex shall give CXP and its counsel reasonably appropriate advance opportunity to review and comment upon such documents and shall consider in good faith any comments CXP timely delivers to Centex with respect to such information. CXP agrees to cooperate with Centex in the preparation of, and provide any information reasonably requested by Centex for inclusion in, such mailing. CXP represents that all information provided to Centex for such mailing shall be true and correct in all material respects. Centex and CXP will prepare, and CXP will, to the extent required under applicable law, file with the Commission any such documentation, including any no action letters or other requests for interpretive or regulatory assistance, if any, which Centex reasonably determines are necessary or desirable to effectuate the Distribution and the other transactions contemplated hereby and by the Merger Agreement and Centex and CXP shall each use its reasonable best efforts to obtain all necessary approvals from the Commission with respect thereto as soon as practicable.

                  (ii) CXP and Centex shall take all such action as may be necessary or appropriate under the securities or blue sky laws of the United States (and any comparable laws under any foreign jurisdiction) in connection with the Distribution and the other Transactions.

                  (iii) CXP shall prepare and file, and shall use its reasonable best efforts to have approved, subject to official notice of issuance, the NYSE Listing Application.

                  (iv) CXP shall prepare and file the Form 8-A (which may include or incorporate by reference information contained in the Proxy Statement) with the Commission as promptly as practicable following the execution hereof, and shall use its reasonable best efforts to cause the Form 8-A to become effective under the Exchange Act immediately following the consummation of the Reclassification or as soon as practicable thereafter.

                  (v) On or prior to the Distribution Date, CXP shall from time to time, as and to the extent reasonably requested by Centex or requested by the IRS, provide any documentation, certifications or other information necessary to enable Centex to obtain the IRS Ruling.

                  (vi) Centex shall keep CXP informed regarding the status of the IRS Ruling and any significant requests made by the IRS for changes or undertakings in connection with the Transactions and shall provide CXP with copies of any additional submissions by Centex to the IRS related to the IRS Ruling.

                  (vii) Subject to the terms and conditions of this Agreement, on or prior to the Distribution Date, each of Centex and CXP shall consummate the transactions in connection with the Distribution that are contemplated by the IRS Ruling, the Ruling Request and any related submissions by Centex to the IRS.

                  (viii) Centex shall give CXP and its counsel reasonably appropriate advance opportunity to review and comment upon filings to be made by Centex with the Commission with respect to this Agreement, the Merger Agreement or any of the Transactions and shall consider in good faith any comments CXP timely delivers to Centex with respect to such filing.

                  (ix) In addition to those matters specifically set forth above, Centex and CXP shall each take such other reasonable steps as are necessary and appropriate to cause the conditions set forth in
         Section 2.1(b) to be satisfied and to effect the Distribution on the Distribution Date.

                  (x) CXP agrees that it shall not file with the Commission any report or other document that contains any disclosure relating to the Transaction Agreements or the Transactions without the prior written consent of Centex with respect to such disclosure, which consent shall not be unreasonably withheld. Centex will review all such draft reports and other documents promptly and will provide any comments to CXP within a reasonable period of time.

                  (xi) Prior to the Distribution Date, CXP shall not amend, and the CXP Board of Directors shall not approve any amendment to, CXP's Restated Certificate of Incorporation or CXP's Amended and Restated Bylaws, other than the Governance Proposals and the amendments to the Certificate of Incorporation, which will take effect upon the filing of the certificate of merger with the Secretary of State of the State of Delaware in connection with the Reclassification in accordance with the terms of the Merger Agreement.

                  (xii) On or prior to the Distribution Date, each of Centex (or, in the case of the Administrative Services Agreement and the Sublease Agreement, Centex Service Company) and CXP shall enter into the Administrative Services Agreement, the Intellectual Property Agreement and the Sublease Agreement, which agreements shall be on terms reasonably satisfactory to the parties.

                  (xiii) Except as expressly provided otherwise herein, all agreements and arrangements existing on the date hereof between Centex or any of its Subsidiaries on the one hand and CXP and any of its Subsidiaries on the other hand, whether written or oral, shall continue in full force and effect in accordance with their terms and consistent with past practice from the date hereof, through the Distribution Date and thereafter.

                  (xiv) On or prior to the Distribution Date, each of Centex and CXP, as the case may be, shall, from time to time and to the extent reasonably requested by the other, provide any documentation, certifications or other information to make required filings in connection with the transactions contemplated by this Agreement and the Merger Agreement.

         SECTION 2.2 The Cash Dividend.

         (a) The Cash Dividend. Subject to the conditions set forth in Section 2.2(b), on the Declaration Date, the Board of Directors of CXP shall declare a pro rata cash dividend to the holders of record of CXP Common Stock as of the Cash Dividend Record Date in the amount of $6.00 per share (the "Cash Dividend"). In addition, subject to the conditions set forth in Section 2.2(b), on the Cash Dividend Date, CXP shall pay the Cash Dividend to the holders of record of CXP Common Stock as of the Cash Dividend Record Date, on a pro rata basis.

         (b) Conditions of the Cash Dividend. The obligations of CXP to declare the Cash Dividend on the Declaration Date and to cause the Cash Dividend to be paid on the Cash Dividend Date are subject to the satisfaction or waiver by CXP, as determined by CXP in its sole discretion, of the conditions set forth below (which conditions must be satisfied or waived on or prior to the Declaration Date unless any such condition by its terms can only be satisfied after the Declaration Date, in which case such condition must be satisfied or waived on or prior to the Cash Dividend Distribution Date):

                  (i) any material governmental approvals and consents necessary for CXP to declare and pay the Cash Dividend and consummate the other Transactions shall have been obtained and shall be in full force and effect;

                  (ii) no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition in each case preventing the declaration or payment by CXP of the Cash Dividend or the consummation of the other Transactions shall be in effect and no other event outside the control of CXP shall have occurred or failed to occur that prevents the declaration or the lawful payment of the Cash Dividend or consummation of the other Transactions;

                  (iii) the Cash Dividend and the other Transactions shall be in compliance with applicable federal and state securities and other applicable laws;

                  (iv) all of the Required Consents shall have been obtained ;

                  (v) in the case of the obligation to declare the Cash Dividend, all conditions to the Distribution (other than the declaration and payment of the Cash Dividend) shall have been satisfied or waived by Centex; in the case of the declaration and the payment of the Cash Dividend, the Distribution shall have been declared by the Board of Directors of Centex substantially simultaneously with the declaration of the Cash Dividend and no circumstances shall exist that would reasonably be expected to prevent the prompt consummation of the Distribution following payment of the Cash Dividend;

                  (vi) in the case of the obligation to declare the Cash Dividend, all conditions to the obligations on the part of CXP to consummate the Reclassification set forth in the Merger Agreement shall have been satisfied or waived; in the case of the payment of the Cash Dividend, no circumstances shall exist that would reasonably be expected to prevent the prompt consummation of the Reclassification following payment of the Cash Dividend;

                  (vii) the Form 8-A shall have been filed with the Commission;

                  (viii) the Class B Common Stock shall have been approved for listing on the NYSE, subject to official notice of issuance;

                  (ix) all representations and warranties of Centex set forth in this Agreement and the Merger Agreement that are qualified as to materiality shall be true and correct, and any such representations and warranties that are not so qualified shall be true and correct in all material respects as of the Declaration Date and the Cash Dividend Date;

                  (x) all covenants to have been performed at or prior to the Distribution Date by Centex pursuant to this Agreement or the Merger Agreement shall have been performed by Centex at or prior to the Distribution Date in all material respects;

                  (xi) CXP shall have entered into definitive loan agreements for financing which, when added to CXP's available cash and reasonably anticipated cash flow through the Declaration Date, will permit the payment of the Cash Dividend, with sufficient cash available, in the reasonable judgment of the Board of Directors of CXP, to meet the needs of CXP's business, and which are subject only to customary conditions. CXP shall provide copies of such loan agreements to Centex and shall provide such other documents and information in connection therewith as Centex shall reasonably request; and

                  (xii) the payment of the Cash Dividend shall be permitted by the applicable provisions of the DGCL, and the Board of Directors of CXP shall have obtained such reasonable and customary assurances as the Board of Directors of CXP deems necessary for the authorization of such dividend.

The foregoing conditions are solely for the benefit of CXP and shall not give rise to or create any duty on the part of CXP to waive or not waive any such condition.

         (c) Certain Limitations on Expenditures by CXP. Until such time as the Cash Dividend has been paid, CXP shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Centex, (i) pay any other cash dividends on any of its capital stock other than regular quarterly cash dividends not in excess of $0.05 per share of Common Stock, or (ii) repurchase any shares of its capital stock, except purchases necessary to offset exercises of employee stock options that are outstanding on the date hereof.

         (d) Financing. CXP agrees that it will use its commercially reasonable efforts to secure financing which, when added to its available cash and reasonably anticipated cash flow through the Declaration Date, will permit payment of the Cash Dividend, with sufficient cash available, in the reasonable judgment of the Board of Directors of CXP, to meet the needs of CXP's business.

         SECTION 2.3 Declaration Date; Further Assurances.

         (a) The parties agree that the Declaration Date shall occur as soon as reasonably practicable following the satisfaction or waiver of the conditions to the declaration of the Distribution set forth in Section 2.1(b) (other than the declaration of the Cash Dividend) and the conditions to the declaration of the Cash Dividend set forth in Section 2.2(b). The parties shall cause their respective Boards of Directors (or in the case of Centex, a duly authorized committee thereof) to meet in person or telephonically on the Declaration Date and each shall take such corporate action at such meeting as shall be required to (in the case of CXP) declare the Cash Dividend and (in the case of Centex) declare the Distribution. Following such meetings, the parties shall take all actions required to consummate the Reclassification in accordance with the terms of the Merger Agreement, including the filing of the certificate of merger relating to the Reclassification with the Secretary of State of the State of Delaware.

         (b) Subject to each of Centex's and CXP's right to terminate this Agreement in accordance with Section 6.11, if at any time after the date hereof any further action is reasonably necessary or desirable to carry out the Transactions or any other purpose of the Transaction Agreements, the proper officers of each party to this Agreement shall take all such necessary action. Without limiting the foregoing, and subject as aforesaid, Centex and CXP shall use all reasonable efforts to obtain the IRS Ruling and all consents and approvals, to enter into all amendatory agreements to make all filings and applications that may be required for the consummation of the transactions contemplated by this Agreement and the Merger Agreement, including all applicable governmental and regulatory filings.

                                  ARTICLE III.

                         REPRESENTATIONS AND WARRANTIES

         SECTION 3.1 Representations and Warranties of CXP. CXP hereby represents and warrants to Centex as follows:

         (a) Organization; Good Standing. CXP is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate power required to consummate the Transactions.

         (b) Authorization. The execution, delivery and performance by CXP of the Transaction Agreements and the consummation by CXP of the Transactions have been duly authorized by all necessary corporate action on the part of CXP, other than the formal declaration of the Cash Dividend by the Board of Directors of CXP and the approval of the Reclassification and the Governance Proposals by the stockholders of CXP. Each of this Agreement and the Merger Agreement constitutes, and each other Transaction Agreement executed and delivered or to be executed and delivered by CXP will, upon such execution and delivery, constitute a legal, valid and binding obligation of CXP, enforceable against CXP in accordance with its terms, except insofar as enforcement may be limited by
(i) any bankruptcy, reorganization, insolvency, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors' rights generally and
(ii) general principles of equity (regardless of whether such is considered in a proceeding at law or in equity).

         (c) Consents and Filings. Except (i) for the filing of a certificate of merger in connection with the Reclassification and any other filings required to be made with the Secretary of State of the State of Delaware, (ii) for the IRS Ruling, (iii) for the filing of the Proxy Statement and the Form 8-A and any other reports or documents required to be filed under the Exchange Act and (iv) the NYSE Listing Application, no consent of, or filing with, any Governmental Entity which has not been obtained or made is required for or in connection with the execution and delivery of the Transaction Agreements by CXP or the consummation by CXP of the Transactions.

         (d) Noncontravention. Except in the case of any consents that CXP will use its reasonable best efforts to obtain prior to the Distribution Date (which consents are listed on Schedule 3.1(d)), the execution, delivery and performance of the Transaction Agreements by CXP do not, and the consummation by CXP of the Transactions will not, (i) violate any applicable federal, state or local statute, law, rule or regulation, (ii) violate any provision of the Restated Certificate of Incorporation or the Amended and Restated Bylaws of CXP or (iii) violate any provision of, or result in the termination or acceleration of, or entitle any party to accelerate any obligation or indebtedness under, any mortgage, lease, franchise, license, permit, agreement, instrument, order, arbitration award, judgment or decree to which CXP or any of its Subsidiaries is a party or by which any of them are bound, except for, in the case of clauses (i) and (iii) above, such violations as would not result in a Material Adverse Effect with respect to CXP or prevent the parties from complying with the terms and provisions of the Transaction Agreements in any material respect.

         (e) Litigation. There are no actions or suits against CXP pending, or to the knowledge of CXP, threatened which seek to, and CXP is not subject to any judgments, decrees or orders which, enjoin or rescind the Transactions or otherwise prevent CXP from complying with the terms and provisions of the Transaction Agreements.

         (f) Change of Control Adjustments. None of the Transactions will (i) constitute a "change of control" or otherwise result in the increase or acceleration of any benefits, including to employees of CXP, under any agreement to which CXP or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound, or (ii) result in any adjustment of the number of shares subject to, or the terms of, including exercise price, any outstanding employee stock options of CXP.

         (g) Certain Transactions. Except for transactions or other actions that occurred prior to January 1, 2002 or that are described in Schedule 3.1(g), neither CXP nor any other member of the CXP Group has engaged in any transaction or taken any other action, or engaged in any negotiations or discussions, involving or relating to any sale of CXP or a substantial portion of its business in a single transaction or series of related transactions (whether in the form of an asset sale, stock sale, merger or otherwise) or the issuance of any substantial portion of the capital stock of CXP or options, warrants or other rights to acquire capital stock of CXP (other than compensatory stock plan issuances). None of the transactions or other actions, negotiations or discussions described in Schedule 3.1(g) were undertaken by CXP in contemplation of the Distribution or are related to the Distribution.

         SECTION 3.2 Representations and Warranties of Centex. Centex hereby represents and warrants to CXP as follows:

         (a) Organization; Good Standing. Centex is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada and has all corporate power required to consummate the Transactions.

         (b) Authorization. The execution, delivery and performance by Centex of the Transaction Agreements and the consummation by Centex of the Transactions have been duly authorized by all necessary corporate action on the part of Centex, other than the formal declaration of the Distribution by the Board of Directors of Centex (or a committee thereof). Each of this Agreement and Merger Agreement constitutes, and each other Transaction Agreement executed and delivered or to be executed and delivered by Centex pursuant to this Agreement will, upon such execution and delivery, constitute, a legal, valid and binding obligation of Centex, enforceable against Centex in accordance with its terms, except insofar as enforcement may be limited by (i) any bankruptcy, reorganization, insolvency, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors' rights generally and (ii) general principles of equity (regardless of whether such is considered in a proceeding at law or in equity).

         (c) Consents and Filings. Except (i) for the filing of a certificate of merger in connection with the Reclassification and any other filings required to be made with the Secretary of State of the State of Delaware, (ii) for the IRS Ruling and (iii) for any reports or documents required to be filed under the Exchange Act, no material consent of, or filing with, any Governmental Entity which has not been obtained or made is required for or in connection with the execution and delivery of the Transaction Agreements by Centex or the consummation by Centex of the Transactions.

         (d) Noncontravention. The execution, delivery and performance of the Transaction Agreements do not, and the consummation by Centex of the Transactions will not, (i) violate any applicable federal, state or local statute, law, rule or regulation, (ii) violate any provision of the Restated Articles of Incorporation or the Amended and Restated By-Laws of Centex or (iii) violate any provision of, or result in the termination or acceleration of, or entitle any party to accelerate any obligation or indebtedness under, any mortgage, lease, franchise, license, permit, agreement, instrument, order, arbitration award, judgment or decree to which Centex or any of its Subsidiaries is a party or by which any of them are bound, except for, in the case of clause
(iii) above, such violations that would not prevent Centex from complying with the terms and provisions of the Transaction Agreements in any material respect.

         (e) Litigation. There are no actions or suits against Centex pending, or to the knowledge of Centex, threatened which seek to, and Centex is not subject to any judgments, decrees or orders which, enjoin or rescind the Transactions or otherwise prevent Centex from complying with the terms and provisions of the Transaction Agreements.


                                   ARTICLE IV.

                                   COVENANTS

         SECTION 4.1 Access to Information.

         (a) Other than in circumstances in which indemnification is sought pursuant to Article V (in which event the provisions of such Article will govern), from and after the Distribution Date, each of CXP and Centex shall afford to the other and its authorized accountants, counsel and other designated representatives reasonable access during normal business hours, subject to appropriate restrictions for classified, privileged or confidential information, to the personnel, properties, books and records of such party and its Subsidiaries insofar as such access is reasonably required by the other party and relates to such other party's performance of its obligations under the Transaction Agreements or such party's financial, tax and other reporting obligations.

         (b) A party providing information or access to information to the other party under this Article IV shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses, as may be reasonably incurred in providing such information or access to information.

         (c) For a period of two years following the Distribution Date, CXP shall provide to Centex: (i) promptly following the date (the "Target Date") as of which there has been an aggregate change in the outstanding equity or capital structure of CXP (measured during the period beginning on the Distribution Date and ending on the Target Date and not taking into account the Reclassification or transfers of shares by CXP stockholders, unless CXP participates in such transfers or such transfers are reported on a Schedule 13D or 13G under the Exchange Act) that accounts for at least 10% of the total outstanding equity of CXP as of the Distribution Date written notice of such change and (ii) after the Target Date, reasonably detailed reports delivered promptly following the occurrence of each additional change or changes (if any) in the outstanding equity or capital structure of CXP that, individually or in the aggregate (not taking into account the Reclassification or transfers of shares by CXP stockholders, unless CXP participates in such transfers or such transfers are reported on a Schedule 13D or 13G under the Exchange Act), account for at least 5% of the total outstanding equity of CXP as of the Distribution Date.

         SECTION 4.2 Confidentiality. Each of CXP and its Subsidiaries and Centex and its Subsidiaries shall keep, and shall cause its employees, consultants, agents and advisors to keep, confidential all information concerning the other parties in its possession, its custody or under its control (except to the extent that (a) such information has been in the public domain through no fault of such party, (b) such information has been later lawfully acquired from other sources by such party or (c) the Transaction Agreements permit the use or disclosure of such information), and each party shall not (without the prior written consent of the other) otherwise release or disclose such information to any other person, except such party's auditors and attorneys, unless compelled to disclose such information by judicial or administrative process or unless such disclosure is required by law and such party has used commercially reasonable efforts to consult with the other affected party or parties prior to such disclosure, and in each such case shall exercise all reasonable efforts to obtain reliable assurance that such information will be accorded confidential treatment.

         SECTION 4.3 Litigation Cooperation. Each of Centex and CXP shall use reasonable efforts to make available to the other party, upon written request and at the expense of the other party, its officers, directors, employees and agents as witnesses to the extent that such persons may reasonably be required in connection with any Action arising out of the business of such other party and its predecessors, if any, in which the requesting party may from time to time be involved; provided, that such Action does not involve a claim between either of Centex or CXP against the other.

         SECTION 4.4 No Solicitation.

         (a) Subject to Sections 4.4(b) and 4.4(c), neither Centex nor CXP shall, directly or indirectly, through any officer, director, employee, representative, securityholder or agent solicit, initiate or encourage any inquiries, offers or proposals or any indication of interest or the commencement of negotiations or continue any current negotiations or conduct any negotiations or enter into any agreement with respect to, or provide any nonpublic information regarding or in connection with, any proposal for the acquisition by any third party of any shares of capital stock of CXP from CXP or Centex (other than issuances of common stock by CXP pursuant to existing employee stock plans in the ordinary course of business) or the acquisition of, or business combination with, CXP or its businesses or operations through any other means, including a merger or purchase of assets (an "Acquisition Proposal"), until the earlier to occur of the termination of this Agreement or the time at which the Distribution is consummated; provided, however, that Centex and CXP may respond to any unsolicited inquiries or proposals solely to indicate that it is bound by this Section 4.4. If either of CXP or Centex receives any such inquiry or proposal, then CXP or Centex, as the case may be, shall inform the other of the terms and conditions, if any, of such inquiry or proposal and the identity of the Person making the proposal and shall keep such party promptly advised of all further communications relating to such inquiry or proposal.

         (b) Centex shall be relieved of its obligations under Section 4.4(a) (in the case of clause (iii) below, only to the extent set forth therein) if:

                  (i) the Board of Directors of CXP shall or shall resolve to
         (A) not recommend, or withdraw its approval or recommendation of, the Transactions or the Transaction Agreements, (B) modify any such approval or recommendation in a manner adverse to Centex or (C) approve, recommend or enter into any agreement for any Acquisition Proposal;

                  (ii) CXP breaches or fails to comply with any of its material obligations set forth in this Agreement or the Merger Agreement and fails to cure such breach or failure within 30 days following written notice from Centex; or

                  (iii) after receipt of a bona fide written Acquisition Proposal, the Board of Directors of Centex determines reasonably and in good faith that it would be inconsistent with the Board's fiduciary duties to stockholders of Centex not to commence discussions or negotiations with, or not to provide nonpublic information (other than nonpublic information with respect to CXP) to, the person making such Acquisition Proposal; provided, however, that Centex shall only be released from its obligations under Section 4.4(a) pursuant to this Section 4.4(b)(iii) with respect to such Acquisition Proposal.

         (c) CXP shall be relieved of its obligations under Section 4.4(a) (to the extent specifically set forth in this Section 4.4(c)) if (i) after receipt of a bona fide written Acquisition Proposal, the Board of Directors of CXP determines reasonably and in good faith that it would be inconsistent with the Board's fiduciary duties to stockholders of CXP not to commence discussions or negotiations with, or provide nonpublic information to, the person making such Acquisition Proposal; provided, however, that CXP shall only be released from its obligations under Section 4.4(a) pursuant to this Section 4.4(c) with respect to such Acquisition Proposal, or (ii) if Centex breaches or fails to comply with any of its material obligations set forth in this Agreement or the Merger Agreement and fails to cure such breach or failure within 30 days following written notice from CXP.

         SECTION 4.5 Certain Post-Distribution Transactions.

         (a) CXP and Centex shall each comply with, and shall cause its respective Subsidiaries to comply with, and otherwise not take, and prevent its respective Subsidiaries from taking, any action inconsistent with each representation and statement made by such respective party to the IRS in connection with the request by Centex for the IRS Ruling. Without limiting the generality of the foregoing, until two years after the Distribution Date, CXP will maintain its status as a company engaged in the active conduct of a trade or business, as defined in Section 355(b) of the Code.

         (b) CXP agrees that, prior to the second anniversary of the Distribution Date, it will not (i) merge or consolidate with or into any other corporation, which would have the effect of causing or permitting one or more persons to acquire directly or indirectly stock representing a 50 percent or greater interest (within the meaning of Section 355(e) of the Code) in CXP, (ii) liquidate or partially liquidate, (iii) sell or transfer all or substantially all of its assets (within the meaning of Rev. Proc. 77-37, 1977-2 C.B. 568) in a single transaction or series of transactions, (iv) redeem or otherwise repurchase any CXP stock (other than as described in Section 4.05(1)(b) of Rev. Proc. 96-30, 1996-1 C.B. 696), or (v) take any other action or actions which in the aggregate (and taking into account the Reclassification) would have the effect of causing or permitting one or more persons to acquire directly or indirectly stock representing a 50 percent or greater interest (within the meaning of Section 355(e) of the Code) in CXP, unless prior to taking any such action set forth in the foregoing clauses (i) through (v), CXP has obtained (and provided to Centex) a written opinion in form and substance reasonably acceptable to Centex of a law firm reasonably acceptable to Centex, or Centex has obtained (at the reasonable request and at the expense of CXP) a supplemental ruling from the IRS, that such action or actions will not result in (i) the Distribution failing to qualify under Section 355(a) of the Code or (ii) the CXP shares failing to qualify as qualified property for purposes of Section 355(c)(2) of the Code by reason of Section 355(e) of the Code. CXP further agrees that, prior to the second anniversary of the Distribution Date, it shall not initiate or support, or call any meeting of its stockholders with respect to, any action that would in any way alter the ability of the holders of the Class B Common Stock to (i) elect at least 85% of the members of the Board of Directors of the Company (to the extent and in the manner set forth in the CXP Certificate of Incorporation) or (ii) otherwise possess at least 85% of the total combined voting power of all classes of capital stock of CXP entitled to vote for directors (as described in Section 368(c) of the Code), unless prior to taking any such action set forth in the foregoing clauses (i) and (ii), CXP has obtained (and provided to Centex) a written opinion in form and substance reasonably acceptable to Centex of a law firm reasonably acceptable to Centex, or Centex has obtained (at the reasonable request and at the expense of CXP) a supplemental ruling from the IRS, that such action or actions will not result in (i) the Distribution failing to qualify under Section 355(a) of the Code or (ii) the CXP shares failing to qualify as qualified property for purposes of Section 355(c)(2) of the Code by reason of
Section 355(e) of the Code. Centex agrees(i) to cooperate with CXP in obtaining any opinion contemplated by this Section 4.5(b), including, where appropriate, by providing written representations as to factual events that transpired prior to the Distribution Date, and (ii) if requested by CXP as provided herein, to seek in good faith to obtain a supplemental ruling from the IRS contemplated by this Section 4.5(b).

         SECTION 4.6 Public Announcements. No public release or announcement concerning the Transactions shall be issued by either party without the prior written consent of the other (which shall not be unreasonably withheld), except as such release or announcement may be required by law or the rules or regulations of any United States securities exchange, in which case the party required to make the release or announcement shall use its commercially reasonable efforts to allow each other party reasonable time to comment on each release or announcement in advance of such issuance.

         SECTION 4.7 Required Consents. Each of Centex and CXP shall use commercially reasonable efforts to obtain all of the consents, waivers or authorizations required to be obtained by it in connection with the Transactions completion that are listed on Schedule 4.7 (the "Required Consents").

         SECTION 4.8 Stockholder Rights Plan. The Special Committee has recommended that the Board of Directors of CXP consider the adoption of a stockholder rights plan. CXP agrees to use its reasonable best efforts to have its Board of Directors give due consideration to the adoption of a stockholders right plan to be effective upon the consummation of the Distribution, subject to ratification by the stockholders at the Stockholders Meeting as contemplated by the Merger Agreement.

                                   ARTICLE V.

                                 INDEMNIFICATION

         SECTION 5.1 Indemnification by CXP.

         (a) CXP shall, to the fullest extent permitted by law, indemnify, defend and hold harmless the Centex Indemnitees from and against any and all CXP Liabilities or third party allegations of CXP Liabilities.

         (b) CXP shall, to the fullest extent permitted by law, indemnify, defend and hold harmless (i) Centex, (ii) each member of the consolidated group of corporations of which Centex is the common parent corporation (within the meaning of Section 1504 of the Code) and (iii) each direct or indirect Subsidiary of Centex (each Person referred to in clauses (ii) and (iii), a "Centex Member") from and against (A) any actual Liability of Centex or any Centex Member (including any actual Liability for Taxes to the extent that, in the absence of any Liability for Taxes resulting from a determination that the Distribution fails to qualify under Section 355(a) of the Code or Section 355(e) of the Code or that the CXP shares fail to qualify as qualified property for purposes of Section 355(c)(2) of the Code (each, a "355 Failure"), such Liability would otherwise have been reduced or eliminated by a net operating loss deduction (within the meaning of Section 172 of the Code and the Treasury regulations thereunder)), and (B) any Established Liability of any stockholder of Centex (it being understood that any Established Liability of any stockholder of Centex shall be deemed to be an actual Liability of Centex for purposes of determining CXP's indemnification obligation hereunder, regardless of whether such stockholder actually has or pursues a valid claim for such Established Liability against Centex), in each case arising from any inaccuracy in, or failure by CXP to comply with, any representation or undertaking made by CXP to the IRS or based upon information provided by CXP to Centex and made by Centex to the IRS in connection with the Ruling Request if such inaccuracy or failure was intentional or resulted from gross negligence on the part of CXP (referred to herein as an "CXP Failure"); provided, however, that, notwithstanding the foregoing, CXP shall not indemnify Centex or any Centex Member for any Liability or Established Liability that results solely from a Centex Failure (except to the extent that any such Centex Failure is in respect of a representation based in whole or in part upon inaccurate information provided by CXP if such inaccuracy was intentional or resulted from gross negligence on the part of
CXP); and provided, further, that if any Liability or Established Liability described in this clause (b) arises as a result of both an CXP Failure and a Centex Failure, and each such failure is an independent cause of such Liability or Established Liability, then CXP and Centex shall allocate such Liability or Established Liability between themselves in such proportion as is appropriate to reflect the relative fault of CXP on the one hand and Centex on the other with respect to such Liability or Established Liability.

         (c) If CXP (or any of its Subsidiaries) fails to comply with any of its obligations under Section 4.5(a) or (b) or takes any action or fails to take any action, and such failure to comply, action or omission is the direct and primary or exclusive cause of a 355 Failure, then CXP shall, to the fullest extent permitted by law, indemnify, defend and hold harmless Centex and each Centex Member from and against (i) any and all federal, state and local Taxes, including any interest, penalties or additions to Tax, imposed upon or incurred by Centex and any Centex Member and (ii) any Established Liability of any stockholder of Centex (it being understood that any Established Liability of any stockholder of Centex shall be deemed to be a Centex Tax Liability (as defined below) for purposes of determining CXP's indemnification obligation hereunder, regardless of whether such stockholder actually has or pursues a valid claim for such Established Liability against Centex), in each case arising from such 355 Failure (any such Tax, interest, penalty or addition to Tax, together with any such Established Liability, a "Centex Tax Liability").

         (d) Any indemnity payment made by CXP pursuant to either clause (b) or
(c) above shall be made on an after-tax basis, based on the actual tax position of Centex, the Centex Member or Centex stockholder, as the case may be, in the taxable year such indemnity payment is received and taking into account the deductibility for federal income tax purposes of any state taxes.

         SECTION 5.2 Indemnification by Centex.

         (a) Centex shall, to the fullest extent permitted by law, indemnify, defend and hold harmless the CXP Indemnitees from and against any and all Centex Liabilities or third party allegations of Centex Liabilities.

         (b) Centex shall, to the fullest extent permitted by law, indemnify, defend and hold harmless CXP and each member of the consolidated group of corporations of which CXP is the common parent corporation (within the meaning of Section 1504 of the Code) (each an "CXP Member") from and against any actual Liability of CXP or any CXP Member arising from any inaccuracy in, or failure by Centex to comply with, any representation or undertaking made by Centex to the IRS in connection with the request by Centex for the IRS Ruling (referred to herein as a "Centex Failure"); provided, however, that, notwithstanding the foregoing, Centex shall not indemnify CXP or any CXP Member for any liability that results solely from a CXP Failure or a failure on the part of CXP to comply with its obligations under Section 4.5(a) or (b) (except to the extent that any such failure is in respect of a representation based in whole or in part upon information provided by Centex); and provided, further, that if any Liability described in this clause (b) arises as a result of both a Centex Failure and a CXP Failure or a failure on the part of CXP to comply with its obligations under Section 4.5(a) or (b), and each such failure is an independent cause of such Liability, then Centex and CXP shall allocate such Liability between themselves in such proportion as is appropriate to reflect the relative fault of Centex on the one hand and CXP on the other with respect to such Liability.

         SECTION 5.3 Procedures for Indemnification.

         (a) Third Party Claims. If a claim or demand is made against a CXP Indemnitee or a Centex Indemnitee (each, an "Indemnitee") by any person who is not a party to this Agreement (a "Third Party Claim") as to which such Indemnitee is entitled to indemnification pursuant to this Agreement, such Indemnitee shall notify the party which is or may be required pursuant to the terms hereof to make such indemnification (the "Indemnifying Party") in writing, and in reasonable detail, of the Third Party Claim promptly (and in any event within five Business Days) after receipt by such Indemnitee of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within two Business Days) after the Indemnitee's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.

         If a Third Party Claim is made against an Indemnitee with respect to which a claim for indemnification is made pursuant to Section 5.1 or Section 5.2 hereof, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses and acknowledges in writing its obligation to indemnify the Indemnitee therefor, to assume the defense thereof with counsel selected by the Indemnifying Party; provided that the Indemnitee does not reasonably object to such counsel. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall, within 30 days (or sooner if the nature of the Third Party Claim so requires), notify the Indemnitee of its intent to do so, and the Indemnifying Party shall thereafter not be liable to the Indemnitee for legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, that such Indemnitee shall have the right to employ counsel to represent such Indemnitee if, in such Indemnitee's reasonable judgment, a conflict of interest between such Indemnitee and such Indemnifying Party exists in respect of such claim which would make representation of both such parties by one counsel inappropriate, and in such event the fees and expenses of such separate counsel shall be paid by such Indemnifying Party.

         If the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, but the fees and expenses of such counsel shall, subject to the proviso of the preceding sentence, be at its own expense, it being understood that the Indemnifying Party shall control such defense. If the Indemnifying Party assumes the defense of a

Third Party Claim, all of the Indemnitees shall cooperate with the Indemnifying Party in the defense or prosecution thereof, including by providing or causing to be provided, records and witnesses as soon as reasonably practicable after receiving any request therefor from or on behalf of the Indemnifying Party.

         If the Indemnifying Party assumes the defense of a Third Party Claim, then in no event will the Indemnitee admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the Indemnifying Party's prior written consent (which shall not be unreasonably withheld); provided, however, that the Indemnitee shall have the right to settle, compromise or discharge such Third Party Claim without the consent of the Indemnifying Party if the Indemnitee releases the Indemnifying Party from its indemnification obligation hereunder with respect to such Third Party Claim and such settlement, compromise or discharge would not otherwise adversely affect the Indemnifying Party. If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnifying Party shall be permitted to enter into, and the Indemnitee shall agree to, any settlement, compromise or discharge of a Third Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim and releases the Indemnitee completely in connection with such Third Party Claim and that would not otherwise adversely affect the Indemnitee or subject the Indemnitee to any equitable remedy.

         If an Indemnifying Party elects not to assume the defense of a Third Party Claim, or fails to notify an Indemnitee of its election to do so as provided herein, such Indemnitee may compromise, settle or defend such Third Party Claim. In such case, the Indemnifying Party shall be responsible for the cost of such compromise, settlement or defense.

         Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the Indemnitee in defending such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnitee which the Indemnitee reasonably determines, after conferring with its counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages.

         (b) In the event any Tax Claim is disposed of pursuant to the provisions of this Section 5.3 or a Final Determination has been made in circumstances that give rise to a Tax Liability or an Established Liability on the part of Centex, any Centex Member or any Centex stockholder, as the case may be, then CXP shall pay to Centex all amounts in respect of any Tax Claim within twenty (20) business days after such Tax Claim is disposed of or such Final Determination has been made. For purposes of this Section 5.3(b), (i) "Tax Claim" shall mean any notice of deficiency, proposed adjustment, adjustment, assessment, audit, examination, suit, dispute or other written claim which is commenced or initiated against Centex, any Centex Member or any Centex stockholder with respect to Taxes that are attributable to the Reclassification or Distribution and which result from any act or acts of CXP or its Subsidiaries described in Section 4.5 or the breach by CXP of any representation or warranty set forth in this Agreement and
(ii) "Final Determination" shall mean (A) the entry of a decision of a court of competent jurisdiction at such time as an appeal may no longer be taken from such decision or (B) the execution of a closing agreement or its equivalent between the particular taxpayer and the particular relevant taxing authority.

         SECTION 5.4 Subrogation. In the event of payment by an Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right or claim relating to such Third-Party Claim against any claimant or plaintiff or other person or entity asserting such Third-Party Claim, or any other person who is not a party to this Agreement. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

         SECTION 5.5 Remedies Not Exclusive. The remedies provided in this
Article V shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party; provided, however, that upon the consummation of the Distribution, the Indemnification Agreement, dated as of April 19, 1994, among CXP, Centex and the other parties named therein shall be terminated and be of no further force or effect.

         SECTION 5.6 Indemnification Payments. Indemnification required by this
Article V shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or loss, liability, claim, damage or expense is incurred.

                                  ARTICLE VI.

                                 MISCELLANEOUS

         SECTION 6.1 Notices. All notices and other communications hereunder shall be in writing and hand delivered or mailed by registered or certified mail (return receipt requested) or sent by any means of electronic message transmission with delivery confirmed (by voice or otherwise), or by overnight courier service to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:

                  To Centex:

                  Centex Corporation
                  2728 North Harwood
                  Dallas, Texas  75201
                  Fax No.: (214) 981-6859
                  Attn: Chief Executive Officer

                  with a copy to:

                  Baker Botts L.L.P.
                  2001 Ross Avenue
                  Dallas, Texas  75201
                  Fax No.: (214) 953-6503
                  Attn: Geoffrey L. Newton

                  To CXP:

                  Centex Construction Products, Inc.
                  2728 North Harwood
                  Dallas, Texas  75201
                  Fax No.: (214) 981-6559
                  Attn: Chief Operating Officer

                  and:

                  The Special Committee of the Board of Directors
                  c/o The Secretary of Centex Construction Products, Inc. Centex Construction Products, Inc.
                  2728 North Harwood
                  Dallas, Texas 75201
                  Fax No.: (214) 981-6559

                  with a copy to:

                  Haynes and Boone, LLP
                  901 Main Street, Suite 3100
                  Dallas, Texas  75202
                  Attention:  Michael M. Boone
                  Fax No.: (214) 651-5940
                  and
                  Attention:  William L. Boeing
                  Fax No.: (972) 692-9053

         SECTION 6.2 Interpretation.

         (a) The article, section and paragraph headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said articles, sections or paragraphs. Whenever the words "include," "includes" and "including" are used in this Agreement, they shall be deemed followed by the words "without limitation." Whenever a reference is made in this Agreement to a "party" or "parties," such reference shall be to a party or parties to this Agreement unless otherwise indicated. Whenever the context requires, the use of any gender herein shall be deemed to be or include the other genders and the use of the singular herein shall be deemed to include the plural (and vice versa). Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement. The use of the words "hereof" and "herein" and words of similar import shall refer to this entire Agreement and not to any particular article, section, subsection, clause, paragraph or other subdivision of this Agreement, unless the context otherwise requires.

         (b) Each party hereto stipulates and agrees that the rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement to favor any party against the other, and that no party, including any drafting party, shall have the benefit of any legal presumption (including "meaning of the authors") or the detriment of any burden of proof by reason of any ambiguity or uncertain meaning contained in this Agreement.

         SECTION 6.3 Amendments; No Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each party, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         SECTION 6.4 Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any party hereto without the prior written consent of the other party hereto, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void.

         SECTION 6.5 Successors and Assigns. The provisions to this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Nothing contained in this Agreement is intended to confer upon any Person other than the parties hereto and their respective successors and permitted assigns, any benefit, right or remedies under or by reason of this Agreement, except that the provisions of Article V shall inure to the benefit of the Centex Indemnitees and the CXP Indemnitees. In addition, the provisions of this Agreement shall be binding upon any person that acquires, directly or indirectly, 50% or more of the (a) voting power, in an election of directors or otherwise, represented by the outstanding common stock,
(b) shares of outstanding common stock or (c) assets of CXP on or after the Distribution Date, but CXP shall not enter into any agreement with respect to the foregoing or permit to be consummated any such transaction unless and until a writing shall be signed by any such person and delivered to Centex whereby such person agrees to assume the obligations of CXP hereunder.

         SECTION 6.6 Governing Law. Except insofar as mandatory conflicts of law principles require that the Distribution be governed by Nevada law, this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts made and to be performed in the State of Delaware.

         SECTION 6.7 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

         SECTION 6.8 Exhibits and Schedules. The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

         SECTION 6.9 Entire Agreement. This Agreement and the other Transaction Agreements constitute the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof and thereof. No representation, inducement, promise, understanding, condition or warranty not set forth in the Transaction Agreements has been made or relied upon by any party hereto.

         SECTION 6.10 Severability. If any one or more of the provisions contained in this Agreement should be declared invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired thereby so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a declaration, the parties shall modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

         SECTION 6.11 Termination. This Agreement may be terminated and the Transactions may be amended, modified or abandoned at any time prior to the filing of the certificate of merger relating to the Reclassification by and in the sole discretion of Centex without the approval of CXP or the stockholders of CXP. This Agreement may be terminated by CXP only upon (i) a material breach by Centex of a representation, warranty or covenant contained in this Agreement, which breach is reasonably expected to result in a Material Adverse Effect with respect to CXP after giving effect to the Distribution and has not been substantially cured (so that no Material Adverse Effect would result therefrom) within 30 days after written notice thereof has been given to Centex or (ii) the termination of the Merger Agreement pursuant to Section 5.1(a)(iv) thereof. This Agreement shall terminate automatically without any action on the part of Centex or CXP in the event that the Merger Agreement is terminated in accordance with its terms. In the event of termination of this Agreement by either party hereto, except as set forth in Section 6.13, no party shall have any liability of any kind to any other party or any other person. After the payment of the Cash Dividend, this Agreement may not be terminated except by an agreement in writing signed by both parties and approved by a majority of the directors of CXP that are not affiliated with Centex.

         SECTION 6.12 Survival of Agreements. Except as otherwise contemplated by this Agreement, all covenants and agreements of the parties contained in this Agreement shall survive the Distribution Date.

         SECTION 6.13 Expenses. Except as otherwise set forth in this Agreement or in the Merger Agreement, all costs and expenses incurred in connection with the preparation, execution and delivery and the consummation of the Transactions shall be charged to and borne by the party incurring such costs and expenses. Notwithstanding the foregoing, if this Agreement is terminated for any reason without the Distribution having been consummated, Centex shall pay all out-of-pocket expenses of CXP incurred in connection with the Transaction Agreements. The provisions of this Section 6.13 shall survive any termination of this Agreement.

                            [Signature Page Follows]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.


                                      CENTEX CORPORATION


                                      By:     /s/ LAURENCE E. HIRSCH
                                             --------------------------------
                                      Name:   Laurence E. Hirsch
                                             --------------------------------
                                      Title:  Chairman & CEO
                                             --------------------------------



                                      CENTEX CONSTRUCTION PRODUCTS, INC.


                                      By:     /s/ STEVEN R. ROWLEY
                                             --------------------------------
                                      Name:   Steven R. Rowley
                                             --------------------------------
                                      Title:  Executive Vice President & COO
                                             --------------------------------